Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 7, 2003 accompanying the consolidated financial statements and schedule included in the Annual Report of Unitil Corporation and subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Unitil Corporation on Form S-3, covering the issuance of equity securities by Unitil Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Grant Thornton LLP

Boston, Massachusetts

October 20, 2003